Exhibit 99.1

Power Integrations Announces CFO Transition

SAN JOSÉ, CALIF. – September 22, 2025 – Power Integrations (Nasdaq: POWI) today announced that Sandeep Nayyar, the company’s chief financial officer since 2010, will leave the company effective October 4 to pursue a new opportunity. Eric Verity, senior director of finance and a veteran member of the company’s finance leadership team, will serve as interim CFO while the company searches for a new CFO. Additionally, the company reaffirmed the third-quarter financial outlook it provided on August 6, 2025.

Commented Jennifer Lloyd, president and CEO of Power Integrations: “Sandeep has played a vital role on our senior leadership team over the past 15 years. Thanks to his expert stewardship, Power Integrations has a strong financial foundation to build upon as we execute our growth strategy. We wish Sandeep all the best in his new role.”

Mr. Nayyar stated: “It has been a privilege to serve as CFO of Power Integrations, and I am incredibly proud of all that our finance and HR teams have accomplished during my tenure. As I begin the next chapter of my career, I leave knowing that Power Integrations is on very solid financial footing, with an extremely capable new leader in Jen Lloyd.”

About Power Integrations

Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power-conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information please visit www.power.com.

Note Regarding Forward-Looking Statements

The above statement reaffirming the company’s forecast for its third-quarter financial performance is a forward-looking statement reflecting management's current expectations and beliefs. This statement is based on current information that is, by its nature, subject to rapid and even abrupt change. Due to risks and uncertainties associated with the company's business, actual results could differ materially from those projected or implied by these statements. These risks are explained under the caption “Risk Factors” in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 7, 2025. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether because of new information, future events or otherwise, except as otherwise required by law.

Power Integrations and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

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Contact: Joe Shiffler Power Integrations, Inc. (408) 414-8528 jshiffler@power.com